Exhibit 99.1

CA Technologies Reports Fourth Quarter and Full Fiscal Year 2016 Results

  Achieved FY2016 Guidance for Revenue, Operating Margin, and EPS, and Exceeded for CFFO
  4Q and FY2016 Revenue of $1.009 Billion and $4.025 Billion, Respectively
  4Q and FY2016 GAAP EPS of $0.41 and $1.78, Respectively
  4Q and FY2016 Non-GAAP EPS of $0.60 and $2.43, Respectively
  4Q and FY2016 Cash Flow From Continuing Operations of $471 Million and $1,034 Million, Respectively

NEW YORK--(BUSINESS WIRE)--May 11, 2016--CA Technologies (NASDAQ:CA) today reported financial results for its fourth quarter and full fiscal year 2016, which ended March 31, 2016.

Mike Gregoire, CA Technologies Chief Executive Officer, said:

“I am pleased to report that we achieved our guidance for full-year revenue, operating margin and EPS results, and exceeded guidance for full-year cash flow from continuing operations.

“Our efforts to reposition the product portfolio, refine our go-to-market strategy, and sharpen our focus on customer success have culminated in new sales growth for the year. This was a notable improvement relative to prior years. At the same time, there is still work to do to drive the level of sustained growth that our company is capable of delivering.

“Looking forward, we will continue to manage the business with thoughtful discipline, and remain committed to our strategic imperative of delivering long term growth and profitability.”

FINANCIAL OVERVIEW

(dollars in millions, except share data)	Fourth Quarter FY16 vs. FY15				Full Year FY16 vs. FY15
	FY16	FY15	% Change	% Change CC**	FY16	FY15	% Change	% Change CC**
Revenue	$1,009	$1,023	(1)%	1%	$4,025	$4,262	(6)%	(1)%
GAAP Income from Continuing Operations	$171	$145	18%	30%	$769	$810	(5)%	10%
Non-GAAP Income from Continuing Operations*	$252	$247	2%	15%	$1,050	$1,125	(7)%	3%
GAAP Diluted EPS from Continuing Operations	$0.41	$0.33	24%	36%	$1.78	$1.82	(2)%	13%
Non-GAAP Diluted EPS from Continuing Operations*	$0.60	$0.56	7%	21%	$2.43	$2.53	(4)%	6%
Cash Flow from Continuing Operations	$471	$485	(3)%	0%	$1,034	$1,030	0%	9%
* Non-GAAP income and non-GAAP earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.
**CC: Constant Currency

REVENUE AND BOOKINGS

Fourth Quarter
(dollars in millions)	Fourth Quarter FY16 vs. FY15
	FY16	% of Total	FY15	% of Total	% Change	% Change CC**
North America Revenue	$681	67%	$682	67%	0%	0%
International Revenue	$328	33%	$341	33%	(4)%	3%
Total Revenue	$1,009		$1,023		(1)%	1%

North America Bookings	$636	66%	$727	68%	(13)%	(12)%
International Bookings	$324	34%	$342	32%	(5)%	(4)%
Total Bookings	$960		$1,069		(10)%	(10)%

Current Revenue Backlog	$3,113		$3,141		(1)%	(1)%
Total Revenue Backlog	$6,829		$6,530		5%	4%
**CC: Constant Currency

  Total revenue declined as a result of an unfavorable foreign exchange effect of $28 million. Our fiscal 2016 acquisitions of Rally Software Development Corp. and Xceedium, Inc. (“our fiscal 2016 acquisitions”) contributed approximately 3 points of revenue growth for the quarter.
  Total bookings declined primarily due to lower renewals and, to a lesser extent, lower new product sales.
  The Company executed a total of 13 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $271 million. During the fourth quarter of fiscal 2015, the Company executed a total of 19 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $507 million.
  The weighted average duration of subscription and maintenance bookings for the quarter was 2.66 years, compared with 3.05 years for the same period in fiscal 2015.
Full Year
(dollars in millions)	Full Year FY16 vs. FY15
	FY16	% of Total	FY15	% of Total	% Change	% Change CC**
North America Revenue	$2,712	67%	$2,766	65%	(2)%	(1)%
International Revenue	$1,313	33%	$1,496	35%	(12)%	1%
Total Revenue	$4,025		$4,262		(6)%	(1)%

North America Bookings	$2,987	70%	$2,353	65%	27%	28%
International Bookings	$1,260	30%	$1,256	35%	0%	11%
Total Bookings	$4,247		$3,609		18%	22%
**CC: Constant Currency

  Total revenue declined primarily as a result of an unfavorable foreign exchange effect of $212 million. Our fiscal 2016 acquisitions contributed approximately 2 points of revenue growth for the year.
  Total bookings grew primarily due to higher renewals, which included a renewal with a large system integrator in excess of $500 million in fiscal 2016 and, to a lesser extent, bookings related to our fiscal 2016 acquisitions.
  The Company executed a total of 48 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $1.965 billion. During fiscal 2015, the Company executed a total of 51 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $1.448 billion.
  The weighted average duration of subscription and maintenance bookings for fiscal 2016 was 3.71 years, compared with 3.24 years for fiscal 2015.

EXPENSES, MARGIN AND EARNINGS PER SHARE

Fourth Quarter
(dollars in millions)	Fourth Quarter FY16 vs. FY15
	FY16	FY15	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$730	$812	(10)%	(10)%
Operating Income Before Interest and Income Taxes	$279	$211	32%	45%
GAAP Diluted EPS from Continuing Operations	$0.41	$0.33	24%	36%
Operating Margin	28%	21%
Effective Tax Rate	35.2%	28.2%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$630	$693	(9)%	(11)%
Operating Income Before Interest and Income Taxes	$379	$330	15%	29%
Non-GAAP Diluted EPS from Continuing Operations	$0.60	$0.56	7%	21%
Operating Margin	38%	32%
Effective Tax Rate	30.8%	23.1%
*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, amortization of internal software costs, Board approved workforce rebalancing initiatives and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter.
**CC: Constant Currency

  GAAP and non-GAAP operating expenses decreased primarily as a result of a decline in non-acquisition personnel-related costs, partially offset by costs from our fiscal 2016 acquisitions.
  In the fourth quarter of fiscal 2015, GAAP and non-GAAP operating expenses were affected by $40 million from severance costs.
  GAAP EPS was positively impacted by $0.17 from an improvement in GAAP operating margin, which was partially offset by $0.04 impact from unfavorable foreign exchange and $0.04 impact from an increase in GAAP effective tax rate.
  Non-GAAP EPS was positively impacted by $0.17 from an improvement in non-GAAP operating margin, which was partially offset by $0.07 impact from unfavorable foreign exchange and $0.06 impact from an increase in non-GAAP effective tax rate.

Full Year
(dollars in millions)	Full Year FY16 vs. FY15
	FY16	FY15	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$2,890	$3,100	(7)%	(5)%
Operating Income Before Interest and Income Taxes	$1,135	$1,162	(2)%	11%
GAAP Diluted EPS from Continuing Operations	$1.78	$1.82	(2)%	13%
Operating Margin	28%	27%
Effective Tax Rate	29.1%	27.4%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$2,494	$2,665	(6)%	(4)%
Operating Income Before Interest and Income Taxes	$1,531	$1,597	(4)%	5%
Non-GAAP Diluted EPS from Continuing Operations	$2.43	$2.53	(4)%	6%
Operating Margin	38%	37%
Effective Tax Rate	29.1%	27.4%
*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, amortization of internal software costs, Board approved workforce rebalancing initiatives and certain other gains and losses.
**CC: Constant Currency

  GAAP and non-GAAP operating expenses decreased primarily as a result of a decrease in non-acquisition personnel-related costs and a favorable foreign exchange effect, partially offset by costs from our fiscal 2016 acquisitions.
  GAAP EPS was negatively impacted by $0.24 impact from unfavorable foreign exchange, $0.08 impact from our fiscal 2016 acquisitions and $0.04 impact from an increase in GAAP effective tax rate. These items were partially offset by a $0.27 improvement in GAAP operating margin and $0.05 increase from an overall share count reduction.
  Non-GAAP EPS was negatively impacted by $0.24 impact from unfavorable foreign exchange, $0.08 impact from our fiscal 2016 acquisitions and $0.06 impact from an increase in non-GAAP effective tax rate. These items were partially offset by a $0.21 improvement in non-GAAP operating margin and $0.07 increase from an overall share count reduction.
  The increase in both GAAP and non-GAAP effective tax rates was primarily due to the favorable resolutions of uncertain tax positions in fiscal 2015 relating to the completion of the examination of our U.S. federal income tax returns for the tax years ended March 31, 2011 and 2012.

SELECTED HIGHLIGHTS

Leadership and recognition during the quarter include:

  CA Technologies was recognized as a 2016 World’s Most Ethical Company® by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices.
  For the fourth year in a row, CA Technologies was once again named as a recipient of the NorthFace ScoreBoard AwardSM from Omega Management Group Corp in recognition of achieving excellence in customer service and support for 2015.
  CA Technologies was again named a leader by KuppingerCole in its Leadership Compass: Access Management and Federation. (1)
  CA Technologies was named a leader by the IDC Marketscape: Worldwide Enterprise IT PPM 2016 Vendor Assessment. (2)

Customer traction for CA Technologies innovation during the quarter include:

  A global health insurance and benefits provider chose CA Agile Central as their enterprise standard for agile management, displacing deployments from two other vendors.
  A leader in the global money-transfer space standardized on CA Release Automation to accelerate and improve the quality of their development processes.
  A global consumer products company selected CA Privileged Access Management after a competitive proof-of concept evaluation for its ease of deployment and demonstrated value.
  A multinational pharmaceutical company chose CA Project and Portfolio Management SaaS for its IT operations and M&A activities.
  A leading SaaS company chose to expand its footprint with CA API Management after observing the value of the product at one of its acquired companies.

SEGMENT INFORMATION

Fourth Quarter
(dollars in millions)	Fourth Quarter FY16 vs. FY15
	Revenue		% Change	% Change CC**	Operating Margin
	FY16	FY15			FY16	FY15
Mainframe Solutions	$547	$572	(4)%	(2)%	61%	56%
Enterprise Solutions	$380	$368	3%	6%	10%	4%
Services	$82	$83	(1)%	0%	7%	-4%
**CC: Constant Currency

  Mainframe Solutions revenue declined primarily due to an unfavorable foreign exchange effect and insufficient revenue from prior period new sales to offset the decline in revenue contribution from renewals. Operating margin increased compared with the year-ago period primarily due to the decline in personnel-related costs.
  Enterprise Solutions revenue increased as a result of additional revenue associated with our fiscal 2016 acquisitions, which contributed approximately 7 points of revenue growth for the quarter. Operating margin increased primarily due to lower non-acquisition related costs partially offset by additional costs from our fiscal 2016 acquisitions.
  Services revenue decreased due to an unfavorable foreign exchange effect. Operating margin improved primarily due to a decrease in personnel-related costs as a result of our prior period severance actions.

Full Year
(dollars in millions)	Full Year FY16 vs. FY15
	Revenue		% Change	% Change CC**	Operating Margin
	FY16	FY15			FY16	FY15
Mainframe Solutions	$2,215	$2,392	(7)%	(2)%	61%	59%
Enterprise Solutions	$1,484	$1,519	(2)%	2%	10%	11%
Services	$326	$351	(7)%	(3)%	7%	3%
**CC: Constant Currency

  Mainframe Solutions revenue declined primarily due to an unfavorable foreign exchange effect and, to a lesser extent, insufficient revenue from new sales to offset the decline in revenue contribution from renewals. Mainframe Solutions operating margin increased primarily due to a decrease in personnel-related costs.
  Enterprise Solutions revenue declined due to an unfavorable foreign exchange effect. Excluding the unfavorable effect of foreign exchange, Enterprise Solutions revenue increased as a result of additional revenue associated with our fiscal 2016 acquisitions, which contributed approximately 5 points of revenue growth for the year. Enterprise Solutions operating margin decreased primarily due to costs from our fiscal 2016 acquisitions, partially offset by a decrease in non-acquisition personnel-related costs.
  Services revenue decreased primarily due to an unfavorable foreign exchange effect and, to a lesser extent, a decline in professional services engagements in the first half of fiscal 2016 and during fiscal 2015, partially offset by an increase in services revenue from our Rally acquisition. Operating margin for Services increased primarily due to a decrease in personnel-related costs as a result of our prior period severance actions and a decrease in external consulting costs.

CASH FLOW FROM OPERATIONS

  Cash flow from continuing operations for the fourth quarter was $471 million, compared with $485 million in the prior year. Cash flow from operations decreased primarily due to an unfavorable effect of foreign exchange.
  For the full year, cash flow from continuing operations was $1.034 billion, compared with $1.030 billion in the prior fiscal year. Cash flow from operations increased slightly due to lower disbursements, lower payments associated with our Fiscal Year 2014 Rebalancing Plan and lower income tax payments, net, offset by a decrease in cash collections from billings, which included lower single installment payments. There was an overall unfavorable effect from foreign exchange of $82 million on net cash provided by continuing operating activities.

CAPITAL STRUCTURE

  Cash, cash equivalents and investments at March 31, 2016 were $2.812 billion.
  With $1.953 billion in total debt outstanding and $139 million in notional pooling, the Company’s net cash, cash equivalents and investments position was $720 million.
  For fiscal 2016, the Company repurchased 26 million shares of stock for $707 million.
  As of March 31, 2016, the Company is currently authorized to purchase $750 million of its common stock under its current stock repurchase program that was authorized in November 2015.
  During the fourth quarter of fiscal 2016, the Company distributed $104 million in dividends to shareholders. For fiscal 2016, the Company distributed $429 million in dividends to shareholders.
  The Company’s outstanding share count at March 31, 2016 was 413 million.

OUTLOOK FOR FISCAL 2017

The following outlook for fiscal 2017 contains "forward-looking statements" (as defined below).

The Company expects the following:

  Total revenue to increase in a range of flat to plus 1 percent in constant currency. At March 31, 2016 exchange rates, this translates to reported revenue of $4.04 billion to $4.08 billion.
  GAAP diluted earnings per share from continuing operations to increase in a range of 3 percent to 6 percent in constant currency. At March 31, 2016 exchange rates, this translates to reported GAAP diluted earnings per share from continuing operations of $1.92 to $1.97.
  Non-GAAP diluted earnings per share from continuing operations to increase in a range of 1 percent to 3 percent in constant currency. At March 31, 2016 exchange rates, this translates to reported non-GAAP diluted earnings per share from continuing operations of $2.51 to $2.56.
  Cash flow from continuing operations to increase in a range of 1 percent to 5 percent in constant currency. At March 31, 2016 exchange rates, this translates to reported cash flow from continuing operations of $1.06 billion to $1.10 billion.

This outlook assumes no material acquisitions. The Company expects a full-year GAAP operating margin of 30 percent and non-GAAP operating margin of 38 percent. The Company also expects a full-year GAAP and non-GAAP effective tax rate of between 28 percent and 29 percent.

The Company anticipates approximately 410 million shares outstanding at fiscal 2017 year-end and weighted average diluted shares outstanding of approximately 414 million for the fiscal year.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5:00 p.m. ET today to discuss its unaudited fourth quarter and full fiscal year results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

(1) KuppingerCole Leadership Compass: Access Management and Federation, March 2016

(2) 2016 IDC MarketScape: Worldwide Enterprise IT PPM 2016 Vendor Assessment - Enabling Business Execution and Optimization, February 2016, IDC #US40473615

About CA Technologies

CA Technologies (NASDAQ:CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the application economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate - across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

Follow CA Technologies

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: share-based compensation expense; non-cash amortization of purchased software and other intangible assets; charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The Company began expensing costs for internally developed software where development efforts commenced in the first quarter of fiscal 2014. Due to this change, the Company excludes amortization of internally developed software costs previously capitalized from these non-GAAP metrics. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. Adjusted cash flow from operations excludes payments associated with the fiscal 2014 Board-approved rebalancing initiative as described above, capitalized software development costs as described above, and restructuring and other payments. Free cash flow excludes purchases of property and equipment and capitalized software development costs. The Company presents constant currency information to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company's prior fiscal year (i.e., March 31, 2016, March 31, 2015, March 31, 2014 and March 31, 2013, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends is subject to the determination of the Company's Board of Directors, in its sole discretion, after considering various factors, including the Company's financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company's practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company's stock repurchase program may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, enabling the Company's sales force to accelerate growth of new product sales (at levels sufficient to offset any decline in revenue in the Company's Mainframe Solutions segment), improving the Company's brand, technology and innovation awareness in the marketplace, ensuring the Company's offerings for cloud computing, application development and IT operations (DevOps), Software-as-a-Service (SaaS), and mobile device management, as well as other new offerings, address the needs of a rapidly changing market, while not adversely affecting the demand for the Company's traditional products or its profitability to an extent greater than anticipated, and effectively managing the strategic shift in the Company's business model to develop more easily installed software, provide additional SaaS offerings and refocus the Company's professional services and education engagements on those engagements that are connected to new product sales, without affecting the Company's performance to an extent greater than anticipated; the failure to innovate or adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the ability of the Company's products to remain compatible with ever-changing operating environments, platforms or third party products; global economic factors or political events beyond the Company's control and other business and legal risks associated with non-U.S. operations; the failure to expand partner programs and sales of our solutions by our partners; the ability to retain and attract qualified professionals; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; the ability to successfully integrate acquired companies and products into the Company's existing business; risks associated with sales to government customers; breaches of the Company's data center, network, as well as the Company's software products, and the IT environments of the Company's vendors and customers; the ability to adequately manage, evolve and protect the Company's information systems, infrastructure and processes; the failure to renew large license transactions on a satisfactory basis; fluctuations in foreign exchange rates; discovery of errors or omissions in the Company's software products or documentation and potential product liability claims; the failure to protect the Company's intellectual property rights and source code; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company's license agreements, as well as the timing of orders from customers and channel partners; events or circumstances that would require the Company to record an impairment charge relating to the Company's goodwill or capitalized software and other intangible assets balances; potential tax liabilities; changes in market conditions or the Company's credit ratings; changes in generally accepted accounting principles; the failure to effectively execute the Company's workforce reductions, workforce rebalancing and facilities consolidations; successful and secure outsourcing of various functions to third parties; and other factors described more fully in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should the Company's assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2016 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Revenue:	2016	2015	2016	2015
Subscription and maintenance	$821	$851	$3,317	$3,560
Professional services	82	83	326	351
Software fees and other	106	89	382	351
Total revenue	$1,009	$1,023	$4,025	$4,262
Expenses:
Costs of licensing and maintenance	$74	$80	$283	$297
Cost of professional services	76	85	300	338
Amortization of capitalized software costs	64	69	256	273
Selling and marketing	255	278	1,006	1,060
General and administrative	88	108	367	377
Product development and enhancements	140	160	560	603
Depreciation and amortization of other intangible assets	23	30	106	129
Other expenses, net	10	2	12	23
Total expenses before interest and income taxes	$730	$812	$2,890	$3,100
Income from continuing operations before interest and income taxes	$279	$211	$1,135	$1,162
Interest expense, net	15	9	51	47
Income from continuing operations before income taxes	$264	$202	$1,084	$1,115
Income tax expense	93	57	315	305
Income from continuing operations	$171	$145	$769	$810
Income from discontinued operations, net of income taxes	$3	$6	$14	$36
Net income	$174	$151	$783	$846

Basic income per common share:
Income from continuing operations	$0.41	$0.33	$1.79	$1.83
Income from discontinued operations	0.01	0.01	0.03	0.08
Net income	$0.42	$0.34	$1.82	$1.91
Basic weighted average shares used in computation	413	437	426	439

Diluted income per common share:
Income from continuing operations	$0.41	$0.33	$1.78	$1.82
Income from discontinued operations	0.01	0.01	0.03	0.08
Net income	$0.42	$0.34	$1.81	$1.90
Diluted weighted average shares used in computation	414	439	427	441

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	March 31,	March 31,
	2016	2015
	(unaudited)
Cash and cash equivalents	$2,812	$2,804
Trade accounts receivable, net	625	652
Deferred income taxes	-	318
Other current assets	124	212
Total current assets	$3,561	$3,986

Property and equipment, net	$242	$252
Goodwill	6,086	5,806
Capitalized software and other intangible assets, net	795	731
Deferred income taxes	407	92
Other noncurrent assets, net	113	106
Total assets	$11,204	$10,973

Current portion of long-term debt	$6	$10
Deferred revenue (billed or collected)	2,197	2,114
Deferred income taxes	-	7
Other current liabilities	691	807
Total current liabilities	$2,894	$2,938

Long-term debt, net of current portion	$1,947	$1,247
Deferred income taxes	3	45
Deferred revenue (billed or collected)	737	863
Other noncurrent liabilities	245	255
Total liabilities	$5,826	$5,348

Common stock	$59	$59
Additional paid-in capital	3,664	3,631
Retained earnings	6,575	6,221
Accumulated other comprehensive loss	(416)	(418)
Treasury stock	(4,504)	(3,868)
Total stockholders’ equity	$5,378	$5,625
Total liabilities and stockholders’ equity	$11,204	$10,973

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)
	Three Months Ended
	March 31,
	2016	2015
Operating activities from continuing operations:
Net income	$174	$151
Income from discontinued operations	(3)	(6)
Income from continuing operations	$171	$145
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	87	99
Deferred income taxes	(62)	(10)
Provision for bad debts	-	2
Share-based compensation expense	27	22
Other non-cash items	(1)	4
Foreign currency transaction gains	(1)	(3)
Changes in other operating assets and liabilities, net of effect of acquisitions:
Decrease (increase) in trade accounts receivable	4	(12)
Increase in deferred revenue	248	307
Decrease in taxes payable, net	(25)	(132)
(Decrease) increase in accounts payable, accrued expenses and other	(12)	29
Increase in accrued salaries, wages and commissions	25	22
Changes in other operating assets and liabilities	10	12
Net cash provided by operating activities - continuing operations	$471	$485
Investing activities from continuing operations:
Acquisitions of businesses, net of cash acquired, and purchased software	$-	$(6)
Purchases of property and equipment	(14)	(7)
Decrease in restricted cash	4	-
Other investing activities	(1)	-
Net cash used in investing activities - continuing operations	$(11)	$(13)
Financing activities from continuing operations:
Dividends paid	$(104)	$(111)
Purchases of common stock	(2)	(90)
Notional pooling borrowings, net	15	83
Debt repayments	(1)	(1)
Exercise of common stock options	3	1
Other financing activities	(1)	-
Net cash used in financing activities - continuing operations	$(90)	$(118)
Effect of exchange rate changes on cash	$62	$(222)
Net change in cash and cash equivalents - continuing operations	$432	$132
Cash used in operating activities - discontinued operations	$(23)	$(11)
Cash provided by investing activities - discontinued operations	50	-
Net effect of discontinued operations on cash and cash equivalents	$27	$(11)
Increase in cash and cash equivalents	$459	$121
Cash and cash equivalents at beginning of period	$2,353	$2,683
Cash and cash equivalents at end of period	$2,812	$2,804

Results reflect the discontinued operations associated with the CA ERwin Data Modeling business.

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended March 31, 2016				Fiscal Year Ended March 31, 2016
	Mainframe	Enterprise			Mainframe	Enterprise
	Solutions (1)	Solutions (1)	Services (1)	Total	Solutions (1)	Solutions (1)	Services (1)	Total

Revenue (2)	$547	$380	$82	$1,009	$2,215	$1,484	$326	$4,025
Expenses (3)	213	341	76	630	854	1,337	303	2,494
Segment profit	$334	$39	$6	$379	$1,361	$147	$23	$1,531
Segment operating margin	61%	10%	7%	38%	61%	10%	7%	38%

Segment profit				$379				$1,531
Less:
Purchased software amortization				40				146
Other intangibles amortization				8				44
Internally developed software products amortization				24				110
Share-based compensation expense				27				97
Other expenses (gains), net (4)				1				(1)
Interest expense, net				15				51
Income from continuing operations before income taxes				$264				$1,084

	Three Months Ended March 31, 2015				Fiscal Year Ended March 31, 2015
	Mainframe	Enterprise			Mainframe	Enterprise
	Solutions (1)	Solutions (1)	Services (1)	Total	Solutions (1)	Solutions (1)	Services (1)	Total

Revenue (2)	$572	$368	$83	$1,023	$2,392	$1,519	$351	$4,262
Expenses (3)	253	354	86	693	970	1,353	342	2,665
Segment profit	$319	$14	$(3)	$330	$1,422	$166	$9	$1,597
Segment operating margin	56%	4%	-4%	32%	59%	11%	3%	37%

Segment profit				$330				$1,597
Less:
Purchased software amortization				37				124
Other intangibles amortization				13				58
Internally developed software products amortization				32				149
Share-based compensation expense				22				87
Other expenses, net (4)				15				17
Interest expense, net				9				47
Income from continuing operations before income taxes				$202				$1,115
(1)	The Company’s Mainframe Solutions and Enterprise Solutions segments comprise its software business organized by the nature of the Company’s software offerings and the platform on which the products operate. The Services segment comprises product implementation, consulting, customer education and customer training, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

(2)	The Company regularly enters into a single arrangement with a customer that includes mainframe solutions, enterprise solutions and services. The amount of contract revenue assigned to operating segments is generally based on the manner in which the proposal is made to the customer. The software product revenue is assigned to the Mainframe Solutions and Enterprise Solutions segments based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the product); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each operating segment is then recognized in a manner consistent with the revenue recognition policies the Company applies to the customer contract for purposes of preparing the Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect and non-segment specific direct selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist of cost of professional services and other direct costs included within selling and marketing and general and administrative expenses. There are no allocated or indirect costs for the Services segment.

(4)	Other expenses (gains), net consists of costs associated with the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended March 31,				Fiscal Year Ended March 31,
				% Increase				% Increase
			% Increase	(Decrease)			% Increase	(Decrease)
			(Decrease)	in Constant			(Decrease)	in Constant
	2016	2015	in $ US	Currency (1)	2016	2015	in $ US	Currency (1)

Bookings	$960	$1,069	(10)%	(10)%	$4,247	$3,609	18%	22%

Revenue:
North America	$681	$682	0%	0%	$2,712	$2,766	(2)%	(1)%
International	328	341	(4)%	3%	1,313	1,496	(12)%	1%
Total revenue	$1,009	$1,023	(1)%	1%	$4,025	$4,262	(6)%	(1)%

Revenue:
Subscription and maintenance	$821	$851	(4)%	(1)%	$3,317	$3,560	(7)%	(2)%
Professional services	82	83	(1)%	0%	326	351	(7)%	(3)%
Software fees and other	106	89	19%	23%	382	351	9%	13%
Total revenue	$1,009	$1,023	(1)%	1%	$4,025	$4,262	(6)%	(1)%

Segment Revenue:
Mainframe solutions	$547	$572	(4)%	(2)%	$2,215	$2,392	(7)%	(2)%
Enterprise solutions	$380	368	3%	6%	1,484	1,519	(2)%	2%
Services	82	83	(1)%	0%	326	351	(7)%	(3)%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$630	$693	(9)%	(11)%	$2,494	$2,665	(6)%	(4)%
Total GAAP	730	812	(10)%	(10)%	2,890	3,100	(7)%	(5)%
(1)	Constant currency information is presented to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2015, which was the last day of the prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2016	2015	2016	2015
GAAP net income	$174	$151	$783	$846
GAAP income from discontinued operations, net of income taxes	(3)	(6)	(14)	(36)
GAAP income from continuing operations	$171	$145	$769	$810
GAAP income tax expense	93	57	315	305
Interest expense, net	15	9	51	47
GAAP income from continuing operations before interest and income taxes	$279	$211	$1,135	$1,162
GAAP operating margin (% of revenue) (1)	28%	21%	28%	27%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$2	$1	$7	$5
Cost of professional services (2)	1	1	4	4
Amortization of capitalized software costs (3)	64	69	256	273
Selling and marketing (2)	9	7	34	30
General and administrative (2)	10	8	35	29
Product development and enhancements (2)	5	5	17	19
Depreciation and amortization of other intangible assets (4)	8	13	44	58
Other expenses (gains), net (5)	1	15	(1)	17
Total Non-GAAP adjustment to operating expenses	$100	$119	$396	$435
Non-GAAP income from continuing operations before interest and income taxes	$379	$330	$1,531	$1,597
Non-GAAP operating margin (% of revenue) (6)	38%	32%	38%	37%

Interest expense, net	15	9	51	47
GAAP income tax expense	93	57	315	305
Non-GAAP adjustment to income tax expense (7)	19	17	115	120
Non-GAAP income tax expense	$112	$74	$430	$425
Non-GAAP income from continuing operations	$252	$247	$1,050	$1,125
(1)	GAAP operating margin is calculated by dividing GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	For the three month periods ending March 31, 2016 and 2015, non-GAAP adjustment consists of $40 million and $37 million of purchased software amortization and $24 million and $32 million of internally developed software products amortization, respectively. For the twelve month periods ending March 31, 2016 and 2015, non-GAAP adjustment consists of $146 million and $124 million of purchased software amortization and $110 million and $149 million of internally developed software products amortization, respectively.

(4)	Non-GAAP adjustment consists of other intangibles amortization.

(5)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan) and certain other gains and losses, including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(6)	Non-GAAP operating margin is calculated by dividing non-GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(7)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income from continuing operations before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Operating Expenses	2016	2015	2016	2015

Total expenses before interest and income taxes	$730	$812	$2,890	$3,100

Non-GAAP operating adjustments:
Purchased software amortization	40	37	146	124
Other intangibles amortization	8	13	44	58
Internally developed software products amortization	24	32	110	149
Share-based compensation	27	22	97	87
Other expenses (gains), net (1)	1	15	(1)	17
Total non-GAAP operating adjustment	$100	$119	$396	$435

Total non-GAAP operating expenses	$630	$693	$2,494	$2,665

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Diluted EPS from Continuing Operations	2016	2015	2016	2015

GAAP diluted EPS from continuing operations	$0.41	$0.33	$1.78	$1.82

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.06	0.06	0.24	0.20
Other intangibles amortization	0.01	0.02	0.07	0.10
Internally developed software products amortization	0.04	0.05	0.18	0.24
Share-based compensation	0.04	0.04	0.16	0.14
Other expenses, net (1)	-	0.02	-	0.03
Non-GAAP effective tax rate adjustments (2)	0.04	0.04	-	-
Total non-GAAP adjustment	$0.19	$0.23	$0.65	$0.71

Non-GAAP diluted EPS from continuing operations	$0.60	$0.56	$2.43	$2.53
(1)	Other expenses (gains), net consists of costs associated with the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income from continuing operations before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended		Fiscal Year Ended
	March 31, 2016		March 31, 2016
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$279	$379	$1,135	$1,531
Interest expense, net	15	15	51	51
Income from continuing operations before income taxes	$264	$364	$1,084	$1,480

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$92	$127	$379	$518
Adjustments for discrete and permanent items (2)	1	(15)	(64)	(88)
Total tax expense	$93	$112	$315	$430

Effective tax rate (3)	35.2%	30.8%	29.1%	29.1%

	Three Months Ended		Fiscal Year Ended
	March 31, 2015		March 31, 2015
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$211	$330	$1,162	$1,597
Interest expense, net	9	9	47	47
Income from continuing operations before income taxes	$202	$321	$1,115	$1,550

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$71	$112	$390	$543
Adjustments for discrete and permanent items (2)	(14)	(38)	(85)	(118)
Total tax expense	$57	$74	$305	$425

Effective tax rate (3)	28.2%	23.1%	27.4%	27.4%
(1)	Refer to Table 6 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2017

Projected GAAP diluted EPS from continuing operations range	$1.92	to	$1.97

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.25		0.25
Other intangibles amortization	0.03		0.03
Internally developed software products amortization	0.14		0.14
Share-based compensation	0.17		0.17
Total non-GAAP adjustment	$0.59		$0.59

Projected non-GAAP diluted EPS from continuing operations range	$2.51	to	$2.56

	Fiscal Year Ending
Projected Operating Margin	March 31, 2017

Projected GAAP operating margin		30%

Non-GAAP operating adjustments:
Purchased software amortization		4%
Other intangibles amortization		0%
Internally developed software products amortization		2%
Share-based compensation		2%
Total non-GAAP operating adjustment		8%

Projected non-GAAP operating margin		38%

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA Technologies
Saswato Das, 646-710-6690
Corporate Communications
Saswato.das@ca.com
or
Jennifer DiClerico, 917-968-9680
Corporate Communications
Jennifer.diclerico@ca.com
or
Traci Tsuchiguchi, 650-534-9814
Investor Relations
traci.tsuchiguchi@ca.com
or
Robert Lung, 212-415-6908
Investor Relations
robert.lung@ca.com